UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 20, 2013

Date of Report (date of earliest event reported)

SALESFORCE.COM, INC.

(Exact name of Registrant as specified in charter)

Delaware	001-32224	94-3320693
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

The Landmark @ One Market, Suite 300

San Francisco CA 94105

(Address of principal executive offices)

Registrant’s telephone number, including area code: (415) 901-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As noted below, on March 20, 2013, the stockholders of salesforce.com, inc. (the “Company”) approved an amendment and restatement to its Amended and Restated Certificate of Incorporation to increase the authorized shares of the Company’s Common Stock from 400,000,000 to 1,600,000,000 shares. The Amended and Restated Certificate of Incorporation, a copy of which is attached hereto as Exhibit 3.1, became effective upon its filing with the Delaware Secretary of State on March 20, 2013.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The Company held a Special Meeting of Stockholders on March 20, 2013 (the “Special Meeting”). Of the 146,447,214 shares of common stock outstanding as of February 8, 2013, the record date for the Special Meeting, 135,643,413 shares were represented at the Special Meeting, in person or by proxy, constituting 92.62% of the outstanding shares entitled to vote. The following proposal was voted upon and the final voting results with respect to such matter are set forth below:

Approve the amendment and restatement of the Amended and Restated Certificate of Incorporation of the Company to increase the authorized share capital of the Company from 405,000,000 to 1,605,000,000:

For	Against	Abstain
110,431,370	24,790,956	421,087

Item 8.01. Other Events.

On March 21, 2013, the Company issued a press release announcing that the Board of Directors has approved a four-for-one (4:1) split of the Company’s common stock. Each stockholder of record of the Company at the close of business on April 3, 2013, the record date for the stock split, will receive three additional shares for every outstanding share held on such date. The Company expects that the additional shares will be distributed by the transfer agent on April 17, 2013. The press release announcing the stock split is attached herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation.

99.1	Press Release, dated March 21, 2013.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 21, 2013	salesforce.com, inc.

/s/ Burke F. Norton
Burke F. Norton Executive Vice President and Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation.

99.1	Press Release, dated March 21, 2013.